Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025, Hudson Acquisition I Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Hudson Acquisition I Corp.
effective at the opening of the trading session on July 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(c)(1), 5450(a)(2), 5450(b)(2)(B), 5450(b)(3)(B), 5450(b)(2)(C), 5450(b)(2)(C), and 5450(b)(2)(A).
The Company was notified of the Staff determination on July 23, 2024.
On July 24, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On July 29, 2024, the Exchange issued a partial moot letter since the Company was back in compliance with one of its violations of 5250(c)(1).
On August 12, 2024, the Exchange issued a partial moot letter since the Company was back in compliance with second violation of 5250(c)(1). On August 22, 2024, the hearing was held.
On September 27, 2024, the Panel reached a decision and a Decision letter was issued on said date.
On January 22, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange since the Company failed to meet all the milestones necessary to regain compliance pursuant to the Panel decision letter dated September 27, 2024. The Company securities were suspended on January 24, 2025.
The Staff determination to delist the Company securities became final on March 10, 2025.